Exhibit 10.8

DROPBOX, INC.

AMENDED AND RESTATED CASH BONUS PLAN

INTRODUCTION

1.	EFFECTIVE DATE; OBJECTIVE: This Amended and Restated Cash Bonus Plan (“Plan”) shall be effective as of January 1, 2018, unless otherwise amended or terminated by Dropbox, Inc. (“Dropbox” or the “Company”) in accordance with the Plan. The Plan supersedes all prior bonus plans. The objective of the Plan is to financially incentivize and reward employees of the Company based upon the Company’s performance and for their individual contributions to the success of the Company. The Plan shall be comprised of annual performance periods (each, an “Eligibility Period”) except as otherwise permitted herein.

2.	ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Plan Administrator”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. In addition, the Plan Administrator hereby delegates to the Company’s CFO and the VP of People (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than Dropbox’s executive management team (“Staff”). Any Administrator may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company, subject to compliance with applicable law. Notwithstanding the foregoing, the approval of the Plan Administrator shall be required for the approval of the Plan itself and any material amendments to the Plan, approval of the aggregate payout under the Plan, and approval of individual payouts under the Plan to Staff. All of the foregoing may also be approved by the Board of Directors. Any action that requires the approval of the Executive Administrators must be approved unanimously, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator.

3.	PARTICIPANTS: Unless otherwise determined by the Plan Administrator, participation in the Plan is limited to Dropbox employees who (1) are continuously employed by Dropbox before November 1 of the applicable Eligibility Period through the date any bonus under this Plan is paid and (2) not covered by any other performance bonus, commission, or incentive plan (“Participants”). Participation in the Plan is effective on the later of January 1, 2018 or the applicable subsequent calendar year or the day (prior to November 1) that the Participant commences as a Full-Time/Part-Time regular employee of Dropbox. A Participant or class of Participants may be considered ineligible for the Plan at any time and for any reason at the applicable Administrator’s discretion. This Plan is intended to compensate individuals for performance as well as encourage employee retention through and until the date the bonus is paid; retention is therefore a key component of Plan eligibility.

4.	CHANGES IN PLAN: The Company reserves the right, in its sole discretion, to modify or terminate the Plan in total or in part, at any time. Any such change must be in writing and approved by the Plan Administrator. However, no modification or termination shall apply retroactively as to cause a forfeiture of an earned bonus.

5.	INTERPRETATION OF PLAN: In the event of a question or dispute involving the interpretation or administration of the Plan, the Plan Administrator will interpret and administer the Plan. The decision of the Plan Administrator shall be made based upon its sole discretion, and shall be final and binding and shall be given the maximum deference permitted by law. All inquiries should be in writing to the VP of People, who will forward the inquiry to the Plan Administrator for consideration and decision within 30 business days.

6.	ENTIRE AGREEMENT: This Plan is the entire plan between Dropbox and Participants and supersedes all prior compensation or incentive plans or any written or verbal representations regarding the subject matter of this Plan.

BONUS PLAN ELEMENTS

7.	BONUS POOL: For each Eligibility Period, the Plan Administrator, in its sole discretion, will establish a bonus pool, which may be established before, during or after the applicable Eligibility Period. Notwithstanding any contrary provision of the Plan, the Plan Administrator may, in its sole discretion and at any time, increase, reduce, or eliminate the amount allocated to the bonus pool. Actual awards will be paid from the bonus pool subject to the terms and conditions set forth herein.

8.	DISCRETION TO DETERMINE CRITERIA: The Plan Administrator will, in its sole discretion, determine the performance goals applicable to any award. The goals may be on the basis of any such factors the Plan Administrator determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Performance goals may be measured over the period of time determined by the Plan Administrator in its sole discretion. An Eligibility Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Plan Administrator desires to measure some performance criteria over 12 months and other criteria over fewer months. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the award, except as provided herein. As determined by the Plan Administrator, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Plan Administrator for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the performance goals have been met. It is within the sole discretion of the Plan Administrator to make or not make any such equitable adjustments.

9.	ELIGIBLE EARNINGS: “Eligible Earnings” are defined as base salary as of December 31 of the applicable Eligibility Period, prorated for hire date, time in role, and unpaid leaves of absence (proration based on the number of days in the Eligibility Period, as permitted by applicable law) that occur in the Eligibility Period. Eligible earnings exclude Company payments that are in addition to base salary, including, but not limited to, overtime, payments for moving or relocation allowances, or other wages (including but not limited to bonuses or commissions).

10.	BONUS TARGET: A Participant’s bonus target is the percentage of Eligible Earnings to be paid out at 100% performance achievement, determined by the Participant’s position and communicated at the time of hire or as amended in writing. The bonus may be weighted based on individual performance and/or company performance. The bonus can provide for payout above target for performance in excess of the individual performance factors and/or company performance factors.

The Plan Administrator reserves the right, in its sole discretion, to reduce or eliminate the amount of a bonus payment otherwise payable to a Participant or to increase the amount of a bonus payment otherwise payable to a Participant with respect to any Eligibility Period.

11.	BONUS VESTING AND PAYMENTS: Bonuses are earned on the date of payment and not sooner, either in whole or in part, subject to applicable law. Bonuses will be paid in cash. Bonuses will be paid as soon as practicable after the Company determines its financial results for the Eligibility Period, which generally occurs in the fiscal quarter immediately following the end of the Eligibility Period. Achieved bonuses, if any, will be paid before March 15 of such succeeding calendar year. All bonus payments will be made net of applicable withholding taxes.

12.	TRANSFERS: Participants who transfer to a new position not covered by this Plan and instead covered by another bonus, sales or incentive plan may be considered for a Bonus calculated on a pro-rata basis for the applicable period. The applicable Administrator will coordinate and administer this Plan with the other bonus, sales, or incentive plan and his/her/its determinations shall be final and binding.

13.	INACTIVE EMPLOYEES: Employees on unpaid leave of absence will be considered for a prorated bonus in the discretion of the applicable Administrator, and subject to applicable law. The proration may be calculated based on the percentage of the year worked or such other basis as the applicable Administrator determines, subject to applicable law. The applicable Administrator will determine the appropriate proration and his/her determinations shall be final and binding.

14.	TERMINATION OF EMPLOYMENT BEFORE DATE OF PAYMENT: Unless otherwise determined by the applicable Administrator, a Participant whose employment with the Company terminates for any or no reason before the date the bonus is paid, whether termination is voluntary or involuntary, shall not earn a Bonus, subject to applicable law.

15.	EMPLOYMENT AT WILL: The employment of all U.S. Participants at Dropbox is for an indefinite period of time and is terminable at will, at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between Dropbox and any U.S. Participant, or to change the at-will employment status of any U.S. Participant.

16.	GENERAL PROVISIONS: Bonus payments represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any incentive payment shall have no rights other than those of a general unsecured creditor to the Company. No Participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. Bonus payments made under the Plan are intended to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time, and any ambiguities or ambiguous terms herein will be interpreted accordingly. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

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